UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2012

Bluegreen Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-09292	03-0300793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4960 Conference Way North, Suite 100 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 912-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

As previously disclosed, approximately 54% of the outstanding common stock of Bluegreen Corporation (the “Company”) is owned, directly or indirectly, by BFC Financial Corporation (“BFC”) and, accordingly, the Company’s results and financial condition are consolidated into BFC’s financial statements. During the years ended December 31, 2011 and 2010, Ernst & Young LLP (“EY”) served as the Company’s independent registered public accounting firm, while PricewaterhouseCoopers LLP (“PwC”) served as BFC’s independent registered public accounting firm. In connection with its annual audits of BFC’s consolidated financial statements, PwC performed certain review procedures at the Company. Further, in its audit reports on BFC’s consolidated financial statements, PwC relied on the reports of EY with respect to its audit of the Company’s consolidated financial statements and internal control over financial reporting.

On October 17, 2012, after consideration of the foregoing factors and the reasons for using the same independent registered public accounting firm as BFC, the Audit Committee of the Company’s Board of Directors approved the engagement of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. At the same meeting, the Audit Committee approved the dismissal of EY as independent registered public accounting firm of the Company effective immediately.

The audit reports of EY on the Company’s financial statements for the years ended December 31, 2011 and 2010 did not contain an adverse opinion or disclaimer of opinion, nor was either of such reports qualified or modified as to uncertainty, audit scope or accounting principles, except for the modifications due to the adoption of ASC 860 and 810 on January 1, 2010. In addition, during the years ended December 31, 2011 and 2010 and the interim period from January 1, 2012 through October 17, 2012: (i) the Company had no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to EY’s satisfaction, would have caused EY to make reference to the subject matter of the disagreement in connection with its reports; and (ii) there were no “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided EY with a copy of the disclosures required by Item 304(a) of Regulation S-K contained in this Current Report on Form 8-K and requested that EY furnish the Company with a letter addressed to the Securities and Exchange Commission (the “SEC”) stating whether EY agrees with the statements made by the Company in this Current Report on Form 8-K and, if not, stating the respects in which it does not agree. A copy of EY’s letter, dated October 23, 2012, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

During the years ended December 31, 2011 and 2010 and the interim period from January 1, 2012 through October 17, 2012, the Company did not consult with PwC regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of either a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. However, as described above, in its capacity as BFC’s independent registered public accounting firm, PwC performed certain review procedures at the Company as part of its annual audits of BFC’s consolidated financial statements for the years ended December 31, 2011 and 2010. In addition, PwC provided accounting and related services to BFC in connection with the currently proposed merger between BFC and the Company.

Item 5.08 Shareholder Director Nominations

On October 17, 2012, the Company’s Board of Directors approved December 13, 2012 as the meeting date for the Company’s 2012 Annual Meeting of Shareholders. Because such date is more than 30 days following the anniversary of the Company’s 2011 Annual Meeting of Shareholders, the deadline for any shareholder proposal, including director nomination, to be considered for inclusion in the Company’s proxy materials for its 2012 Annual Meeting of Shareholders has been extended. As a result of such extension, shareholder proposals and nominations, including any notice on Schedule 14N, intended to be considered for inclusion in the Company’s proxy materials for its 2012 Annual Meeting of Shareholders must be received by the Company by no later than 5:00 PM, Eastern time, on November 2, 2012. Other requirements for inclusion in the Company’s proxy materials are set forth in the rules and regulations promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, shareholder proposals intended to be presented at the Company’s 2012 Annual Meeting of Shareholders must be received by the deadline set forth above for the matters to be considered timely such that, pursuant to Rule 14a-4 under the Exchange Act, the Company may not exercise its discretionary authority to vote on such matters at the meeting. All such shareholder proposals and nominations should be sent to Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431, Attention: Anthony M. Puleo, Secretary.

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibit 16.1 - Letter of Ernst & Young LLP, dated October 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2012	BLUEGREEN CORPORATION

By: /s/ Anthony M. Puleo
Anthony M. Puleo
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description

16.1	Letter of Ernst & Young LLP, dated October 23, 2012